Exhibit 99.1

Press Contact:	Rebecca Tillet
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Investor Contacts:	Louise Mehrotra	Lesley Fishman
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Janssen Pharmaceuticals, Inc. Completes Divestiture of U.S. License Rights to NUCYNTA® (tapentadol), NUCYNTA® ER (tapentadol) extended-release tablets and NUCYNTA® (tapentadol) Oral Solution to Depomed, Inc.
Titusville, NJ, April 2, 2015 - Janssen Pharmaceuticals, Inc. (JPI) today announced it has completed the divestiture of its U.S. license rights to NUCYNTA® (tapentadol), NUCYNTA® ER (tapentadol) extended-release tablets and NUCYNTA® (tapentadol) oral solution to Depomed for $1.05 billion.

JPI’s licensed U.S. commercialization rights to NUCYNTA® (tapentadol), NUCYNTA® ER (tapentadol) extended-release tablets and NUCYNTA® (tapentadol) oral solution from Grünenthal GmbH were assigned to Depomed. JPI will retain license rights to NUCYNTA® (tapentadol), NUCYNTA® ER (tapentadol) extended-release tablets and NUCYNTA® (tapentadol) oral solution in Canada, Japan, and a number of other countries outside the United States.

About NUCYNTA®
NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol) extended-release tablets are opioid-based medicines used for treatment of pain. NUCYNTA® (tapentadol) is indicated for the management of moderate-to-severe acute pain in adults. NUCYNTA® ER (tapentadol) is indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate and of neuropathic pain associated with diabetic peripheral neuropathy (DPN) in adults severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Full product labeling including Boxed Warnings for NUCYNTA® and NUCYNTA® ER is available at www.Nucynta.com. NUCYNTA® (tapentadol) oral solution is an approved oral form of tapentadol that has not been launched.

About Janssen Pharmaceuticals, Inc.
Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, is dedicated to addressing and resolving the major unmet medical needs of our time. Driven by our commitment to patients, healthcare professionals, and caregivers, we strive to develop sustainable and integrated healthcare solutions by working in partnership with all stakeholders on the basis of trust and transparency. Our daily work is guided by meeting goals of excellence in quality, innovation, safety, and efficacy in order to advance patient care.

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